SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934


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[]  Definitive additional materials.

[ ] Soliciting material under Rule 14a-12.

[ ] Confidential, for use of the Commission only (as permitted by
Rule
14a-6(e)(2)).

                           THE NEW GERMANY FUND, INC.
----------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                   PHILLIP GOLDSTEIN
----------------------------------------------------------------
Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)


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

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Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
10570
(914) 747-5262 // Fax: (914) 747-5258//oplp@optonline.net

			May 31, 2006

Dear Fellow Shareholder of The New Germany Fund:

Would you like to eliminate the Fund?s value destroying discount once and for all? We are soliciting your proxy to vote to open-end the Fund or otherwise afford shareholders an opportunity to realize net asset value (?NAV?) and to elect directors that will abide by your wishes. In considering whether to give us your proxy, you should ask why the incumbent directors --

Unanimously oppose open-ending the Fund?

Misrepresent the degree of shareholder support for open-ending?

Avoid providing the Fund?s actual long term performance numbers?

Refuse to have face-to-face discussions with shareholders?

Want to prevent shareholders from nominating directors?

What do shareholders want?

Shareholders were given an opportunity to vote for or against open-ending in both 2004 and 2005 and those that voted strongly supported open-ending. At the Fund?s 2004 annual meeting, they voted as follows: 6,948,617 votes FOR open-ending; 4,451,528 votes AGAINST open-ending; and 239,889 votes TO ABSTAIN. Here is the board?s spin: ?In 2004, the open-ending proposal received favorable votes from the holders of only 27% of the outstanding shares, while the holders of nearly 56% of the Fund's outstanding shares did not even vote on the proposal, and 17% voted against it.? In 2005 shareholders supported open-ending by an even wider margin but according to the board, ?The open-ending proposal received favorable votes from the holders of only 14% of shares outstanding, 18% voted against it, and 68% did not vote.?

Just as the Communists defended the infamous Berlin Wall as a necessary barrier to keep East Germans from fleeing to a free and prosperous West Germany, the board has utilized extreme measures to avoid what it says would be the Fund?s inevitable demise if it open-ends. By the board?s logic, East Germans were better off with the Berlin Wall standing than they are today. The incumbents say open-ending will only result in a short term gain. That is not true. Open-ending is a permanent solution to the discount problem that benefits all shareholders. If the Fund is open-ended, any shareholder can redeem his or her shares at full NAV at any time ? whether that is tomorrow or thirty years from now. The fact is that thousands of open-end mutual funds offer daily liquidity to shareholders at NAV and there is no good reason to deny us the same opportunity.


Why does the board oppose open-ending?

Why then are the incumbents so hostile to open-ending that they refuse to even meet with us to discuss it? Frankly, their ?reasoning? seems almost schizophrenic. On the one hand, they say, ?The Board believes most of the Fund?s stockholders have invested for the long term.? On the other hand, they fear these long term shareholders will redeem their shares at NAV as soon as they can. Why would open-ending the Fund transform a long term oriented Dr. Jekyll investor into a short term Mr. Hyde?
We think the real reason the incumbents oppose open-ending is that they are acting as ?yes men? for Deutsche Investment Management (?Deutsche?), the Fund?s investment manager. As the manager of a closed-end fund, Deutsche has gotten used to collecting a steady stream of fee income regardless of its performance. Unlike the manager of an open-end fund, Deutsche is insulated from market forces as long as there is a friendly board of directors to do its bidding because dissatisfied shareholders cannot redeem their shares. Because its long term track record is unimpressive, Deutsche is worried that investors will not buy shares of the Fund at NAV. To entice investors to buy, there has to be a discount. Thus, Deutsche has concluded that we must live with a perpetual discount to preserve its management fees.
Why aren?t the Fund?s directors looking out for us? Seven of them serve on the boards of at least three funds managed by Deutsche. One, Robert Wadsworth, who claims to be ?independent? from Deutsche, serves on the boards of 90 other Deutsche-managed funds. He was paid $224,260 for his services to these Deutsche funds in 2005. Do you think he is going to say ?no? to Deutsche? Richard Burt, another director, collected the incomprehensible sum of $192,030 in 2005 for serving as a director on just three Deutsche managed funds. Interestingly, Mr. Burt, who is a former U.S. ambassador to Germany, has been labeled a rubber stamp director of Hollinger International because he allowed Lord Conrad Black to run that company as a ?corporate kleptocracy.? As we said, although open-ending is good for all shareholders it threatens Deutsche?s fee stream. Thus, it is predictable that the board would oppose open-ending. In fact, whenever the interests of Deutsche conflict with those of shareholders you can be pretty sure the incumbents will side with their meal ticket, i.e., Deutsche.
You may wonder why Deutsche opposes open-ending the Fund even though all shareholders would benefit and even though a good manager of an open-end fund can potentially reap greater rewards. Here is the reason. While good performance will eventually attract more assets, there is always the risk of failure. And, as discussed in more detail below, Deutsche?s long-term record is hardly a selling point. Like the fat and lazy plant managers in Communist East Germany that resisted capitalism, Deutsche understandably fears subjecting its fee income stream to competition and market discipline. In a nutshell, this is the reason Deutsche has determined that shareholders have to suffer with a persistent discount.
What don?t the incumbents want you to know about the Fund?s long term performance?
The incumbents derisively say our focus on eliminating the discount is short sighted in light of the Fund?s outstanding long-term performance. It would be catastrophic, they insist, if we were ?permitted to wrest control of the Fund . . . to pursue [our] short-term interests? and deny ?stockholders the opportunity to achieve long-term investment gains.? Although the incumbents ramble on endlessly about how important it is to think about the long term, they never disclose what the Fund?s long term performance has been over its entire sixteen year existence. Instead, they say Deutsche?s strategy of seeking long term gains ?has been remarkably successful over the past three years? and provide a graph that shows a 300% return for shareholders that bought shares of the Fund at the beginning of 2003. This three-year performance, they say, proves the Fund?s long-term investment approach works and urge shareholders to support the incumbents so that they can look forward to ?continued long term investment gains? as if that is a sure thing.
However, as Mark Twain quipped, ?There are lies, damned lies, and statistics.? The oldest statistical trick in the book is to conveniently select end points to present data that eliminate any negative inferences that might undermine one?s position.
The incumbents point to their self-serving graph and note that if the Fund had liquidated in early 2003 shareholders would have had only $3.12 plus the gain from eliminating the discount but would have missed out on a subsequent 300% gain. They don?t say that if the Fund had liquidated in early 1998 the discount would have been eliminated and shareholders would have had about $16.50 in cash.
Unlike the incumbents, we don?t claim to be smart enough to know what the market is going to do in the future. All we know is that a discount is a constant drag that prevents shareholders from realizing the full value of their investment whenever they choose to do so. The decision to eliminate a persistent discount does not rely on recent performance or predictions of future performance. We also know that using selective hindsight is manipulative and dishonest.
Now let us take a hard look at the Fund?s actual long term performance. The Fund has been operating since January 30, 1990. That is more than sixteen years. From inception through March 31, 2006, the Fund?s average annual total return based on market price is 4.17%. To achieve this meager return, shareholders have been subjected to enormous volatility. In 2000, 2001 and 2002, the Fund lost 14.4%, 33.9%, and 39.5%
respectively on a market basis. Then, in 2003, 2004 and 2005, the Fund gained 102.4%, 30.5% and 18.9% respectively. The incumbents take credit for the ?outstanding service? they provided over the past three good years but are strangely silent about their responsibility for the bone chilling losses in the previous three years. How could such painful losses have occurred under the watchful eyes of directors with such a deep
knowledge of German markets?   The incumbents would like you to
forget that shareholders since 1998 (when the NAV was over $16 per) share are still under water.
We can think of many words to describe the Fund?s long term performance but ?outstanding? is not one of them. While the incumbents castigate hedge funds for being impatient, the plain fact is that no hedge fund could survive with such a poor long-term record. And any board that was truly independent from Deutsche would have replaced it long ago as the Fund?s investment manager. Draw your own conclusion!


?Please be assured that your Board of Directors . . . is the real advocate for shareholder democracy.?
Yes, that is what the incumbents say. In fact, they are so committed to shareholder democracy that they will do whatever it takes to keep any dissenters (known in German boardroom circles as ?locusts?) from conducting an election contest. For example, they unilaterally adopted a so-called qualifications bylaw that precludes virtually all shareholders from serving on the board. The incumbents say their intentions were strictly honorable and that if shareholders can?t find any qualified candidates, that is just a darned shame. Preventing a competitive election was the furthest thing from their minds. Just for fun, read the qualifications they established for nominees and see if you agree:
      ?Relevant Experience and Country Knowledge? means experience in business, investment, economic or political matters of Germany or the United States through service for 10 of the past 20 years (except where a shorter period is noted) in one or more of the following principal occupations:
(1) senior executive officer or partner of a financial or industrial business headquartered in Germany that has annual revenues of at least the equivalent of US $500 million,
(2) senior executive officer or partner of a financial or industrial business headquartered in the United States that has annual revenues of at least the equivalent of US $500 million and whose management responsibilities include supervision of European business operations,
(3) director (or the equivalent) for 5 of the past 10 years of one or more investment businesses or vehicles (including this Corporation) a principal focus of which is investment in Germany and that have at least the equivalent of US $250 million in combined total assets of their own,
(4) senior executive officer or partner of an investment management business having at least the equivalent of US
$500 million in securities of German companies or securities principally traded in Germany under discretionary management for others,
(5) senior executive officer or partner of a business consulting, accounting or law firm having at least 100 professionals and (b) whose principal responsibility involves or involved providing services involving European matters for financial or industrial businesses, investment businesses or vehicles or investment management businesses as described in (1) - (4) above,
(6) senior official (including ambassador or minister) in the national government, a government agency or the central bank of Germany or the United States, in a major supranational agency or organization of which Germany or the United States is a member, or in a leading international trade organization relating to Germany or the United States, in each case in the area of finance, economics, trade or foreign relations, or
(7) current director or senior officer (without regard to years of service) of an investment manager or adviser of the Corporation, or of any entity controlling or under common control with an investment manager or adviser of the Corporation.
In a Wall Street Journal article, Robert Wadsworth, our $225,000 per year ?independent? director, defended the qualifications bylaw by saying that ?the fund believes that it is a good idea.? Mr. Wadsworth pooh-poohed any suggestion that the qualifications were hard to meet, saying, ?There are thousands of people who would be eligible; this isn't narrowly defined.? He did not say if any shareholders were among those thousands of people. As one blogger (http://closed-endfunds.blogspot.com/) commented:
It?s not clear if Mr. Wadsworth said this, or if it?s the article?s author who just decided to write it, but ?the fund believes it?s a good idea . . .? is a puzzling sentence. I?m not aware of any mutual funds that have developed belief systems. Maybe this was supposed to imply that the fund?s shareholders believe that the directors should know about Germany. But based on shareholder votes over the last few years, I don't get the impression that shareholders are in favor of the director qualifications.
More likely the sentence should have read ?The current board of directors believes it's a good idea that Deutsche
Asset Management continues to receive a management fee.?

Like the battle to bring down the Berlin Wall, this has been a long hard battle. The ?real advocates for shareholder democracy? have used large amounts of shareholder funds to defend their twisted version of ?democracy.? Fortunately, there may finally be light at the end of the tunnel. A federal court rejected the board?s motion to dismiss a shareholder?s legal challenge to the qualifications bylaw. It said: ?The Court must assume that . . . the Board's application of the Bylaw together with the execution of its June 2005 election would impact ?fair voting procedures.? Moreover, the Court must assume, in the present context, that the application of the Director Qualification Bylaw was ?clearly unreasonable.?? In other words, the bylaw does not pass the giggle test. Now, lawyers from Sullivan & Cromwell will try to keep a straight face while they attempt to convince the judge that the primary purpose of the board?s qualifications bylaw is not to stifle dissent. It looks to us like a futile cause. But don?t feel bad for S & C. They can console themselves with the millions of dollars they will get from shareholders to keep those same shareholders from exercising their franchise rights. And, even though S & C will argue that we shareholders have to live with a discount, we doubt they will offer any discount to provide legal services to the Fund.

To conclude, we think it is finally time to close the discount. The annual meeting will be held on June 20, 2006 and we ask you to promptly vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today. Let?s send a powerful message that the discount must be eliminated once and for all!

							Very truly yours,


      Phillip Goldstein
      Fellow GF Shareholder

PROXY STATEMENT OF PHILLIP GOLDSTEIN, A STOCKHOLDER OF THE NEW
GERMANY FUND, INC., IN OPPOSITION TO THE SOLICITATION BY THE
BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS (To be held on June 20, 2006)

I, Phillip Goldstein, a stockholder of The New Germany Fund, Inc. (the ?Fund?), am sending this proxy statement and the enclosed GREEN proxy card to stockholders of record as of April 21, 2006 of the Fund. I am soliciting a proxy to vote your shares at the Annual Meeting of Stockholders of the Fund (the ?Meeting?). Please refer to the Fund?s proxy soliciting material for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

This proxy statement and the enclosed GREEN proxy card are first being sent to stockholders of the Fund on or about May 31, 2006.

INTRODUCTION

There are five matters that will be voted upon at the Meeting:
(1) the election of three directors; (2) ratification of the appointment of the independent auditors; (3) a proposal to terminate the investment advisory agreement between Deutsche Asset Management International GmbH and the Fund, (4) a proposal to formalize the right of shareholders to nominate and elect the Fund?s directors; and (5) a proposal that stockholders be afforded an opportunity to realize net asset value (?NAV?) for their shares as soon as practicable. I am soliciting a proxy to vote your shares FOR the election of my nominees, and FOR Proposals 2, 4 and 5. I am not making a recommendation regarding Proposal 3.

How Proxies Will Be Voted

If you return a GREEN proxy card in the enclosed envelope, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominees and FOR each proposal except the termination proposal. If you return a GREEN proxy card, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting. The board of directors has adopted a bylaw that requires nominees to meet onerous qualifications which my nominees do not meet. I believe these qualifications constitute an improper constraint by the board on the right of stockholders to elect directors. A lawsuit has been filed challenging validity of the qualifications bylaw and pending the outcome of that lawsuit, there is a question as to whether votes for my nominees will be counted.

Voting Requirements

The presence in person or by proxy of at least one-third of the Fund?s outstanding shares shall constitute a quorum. The three nominees receiving the greatest number of votes cast will be elected directors. Proposal 3 requires the affirmative vote of the lesser of (a) 67% or more of the shares present at the Meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy, and (b) more than 50% of the outstanding shares of the Fund. Abstentions and broker non-votes will have the same effect as votes against the proposal. Each of the other proposals requires the affirmative vote of a majority of the votes cast at the Meeting for approval.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) delivering a written revocation of your proxy at the Meeting; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.

Information Concerning the Soliciting Shareholder

I, Phillip Goldstein, the soliciting stockholder, am an investment advisor. Currently, my clients, clients of my affiliates, and I beneficially own 2,092,372 shares of the Fund, of which 1,431,951 shares were bought in 2004; 278,600 shares bought and 5,000 shares sold in 2005; and 704 shares bought and 92,400 sold in 2006.

REASONS FOR THE SOLICITATION

In 2000, the board adopted a bylaw establishing qualifications for director that serve to perpetuate the board?s control over the Fund. A class action lawsuit has been filed by shareholders challenging the validity of that bylaw and the results of last year?s annual meeting. Recently, a federal judge denied the Fund?s motion to dismiss the lawsuit, stating: ?The Court must assume that . . . the Board's application of the Bylaw together with the execution of its June 2005 election would impact ?fair voting procedures.? Moreover, the Court must assume, in the present context, that the application of the Director Qualification Bylaw was ?clearly unreasonable.?? We are optimistic that the shareholders will ultimately prevail in the lawsuit.

Last year, we conducted a proxy contest that, if not for the board?s refusal to waive the qualifications bylaw, might have resulted in our slate of directors being elected and our open-ending proposal being adopted by a 71% to 29% margin. Since November 2005, we have tried several times to reach out to the board in an attempt to resolve the litigation and to avert another proxy contest but the board has adamantly refused to meet. Faced with the board?s intransigence, we have determined to pursue another proxy contest.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, I intend to nominate the following persons for election as directors. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. No nominee has any arrangement or understanding with any person with respect to employment by or transactions with the Fund or any affiliate of the Fund. I do not know of any material conflicts of interest that would prevent any of my nominees from acting in the best interest of the Fund. Please refer to the Fund?s proxy soliciting material for additional information concerning the election of directors.

Brad Orvieto (49), 10824 NW 2nd Street, Plantation, Florida 33324 Founded Horizon Financial Group, a Financial Planning and Investment Advisory firm, 1985. Horizon Financial Group merged with Strategic Asset Management Group, 1997. Mr. Orvieto?s firm?s practice consists of investment management consulting for high net worth individuals, municipal and corporate pension funds and non-profit organizations. He has been a director of Equus II, a business development company, since 2003.

Lawrence J. Goldstein (70), Santa Monica Partners, L.P., 1865
Palmer Avenue,
Larchmont New York 10538
For the past 24 years Mr. Goldstein has been the President and founder of SMP Asset Management, LLC, the General Partner of Santa Monica Partners, LP, and President of Santa Monica Partners Asset Management LLC, Santa Monica Partners Opportunity Fund LP, and Santa Monica Partners II LP. These investment partnerships have a long-term value focus. Mr. Goldstein is a director of Advanced Processing & Imaging and has served as a director of many small public companies including American Locker Group, Inc., FRMO Corp, Initio Inc., SBM Industries, and Starstruck Ltd.

Richard J. Shaker (64),1094 Magothy Circle, Annapolis, MD 21409 Mr. Shaker earned a Ph.D. in mathematics from the University of Chicago in 1968. He worked at the National Security Agency from1968-1994 as a mathematician and executive and from 1991 to 1994 as Chief of Mathematical Research. He has been a principal of Shaker Financial Services, a financial advisory firm since 1995.

None of the above nominees owns any shares of the Fund except for Mr. Orvieto who owns 1,900 shares. My wife and I jointly own 29,244 shares in street name and I own 3,011 shares in an IRA account. I have sole or shared voting and/or disposal authority for an additional 2,060,117 shares that are beneficially owned by my clients. There are no definitive arrangements or understandings between any of our nominees and me or my affiliates. Each nominee has consented to serve if elected.

PROPOSAL 2: TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2006

In the absence of contrary instructions, the proxy holders will vote your shares FOR this proposal.

PROPOSAL 3:  THE INVESTMENT ADVISORY AGREEMENT BETWEEN DEUTSCHE
ASSET MANAGEMENT INTERNATIONAL GMBH AND THE FUND SHALL BE
TERMINATED.

In the absence of contrary instructions, the proxy holders will NOT VOTE your shares on this proposal.

PROPOSAL 4:  NOTWITHSTANDING ANY PROVISION OF THE FUND'S BYLAWS
TO THE CONTRARY, AT ANY MEETING OF SHAREHOLDERS (1) ANY
BENEFICIAL OR REGISTERED SHAREHOLDER OF THE FUND SHALL BE
ENTITLED TO MAKE NOMINATIONS FOR THE BOARD OF DIRECTORS AND (2)
THE SHAREHOLDERS MAY VOTE FOR AND ELECT AS DIRECTORS ANY PERSONS
SO NOMINATED.

The purpose of this ?ballot access? proposal is to nullify any impediments to a democratic election for directors including the so called qualifications bylaw. In the absence of contrary instructions, the proxy holders will vote your shares FOR this proposal.

PROPOSAL 5:  A RECOMMENDATION THAT STOCKHOLDERS OF THE FUND BE
AFFORDED AN OPPORTUNITY TO REALIZE NET ASSET VALUE FOR THEIR
SHARES AS SOON AS PRACTICABLE

Open-ending the Fund or a self-tender offer will allow stockholders to realize NAV for their shares. However, either action may also have adverse effects such as increasing the Fund?s expense ratio or the percentage of assets held in illiquid investments. If adopted, this proposal will not be binding on the board. Moreover, if my nominees, who are committed to its implementation if it is adopted by stockholders, are elected, they will constitute a minority of the board. In the absence of contrary instructions, the proxy holders will vote your shares FOR this proposal.

THE SOLICITATION

I, Phillip Goldstein, the soliciting shareholder, am making this solicitation. Persons affiliated with or employed by me or my affiliates may assist me in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will bear all of the expenses related to this proxy solicitation. Because I believe that all shareholders will benefit from this solicitation, I intend to seek reimbursement of my expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of my solicitation expenses which I estimate will be $35,000.

DATED: May 30, 2006













PROXY CARD

Proxy Solicited in Opposition to the Board of Directors of The
New Germany Fund, Inc. by Phillip Goldstein for the 2006 Annual
Meeting of Shareholders

The undersigned hereby appoints Rajeev Das, Andrew Dakos and Phillip Goldstein and each of them, as the undersigned?s proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The New Germany Fund, Inc. (the ?Fund?) on June 20, 2006, (the ?Meeting?), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an ?x? in the appropriate
[  ].)

1. ELECTION OF THREE DIRECTORS

[ ] FOR BRAD ORVIETO				 [ ] WITHHOLD AUTHORITY

[ ] FOR LAWRENCE J. GOLDSTEIN		 [ ] WITHHOLD AUTHORITY

[ ] FOR RICHARD J. SHAKER			 [ ] WITHHOLD AUTHORITY

2. TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

FOR [   ]     	        		AGAINST [   ]
	ABSTAIN [   ]

3.  THE INVESTMENT ADVISORY AGREEMENT BETWEEN DEUTSCHE ASSET
MANAGEMENT INTERNATIONAL GMBH AND THE FUND SHALL BE TERMINATED.

FOR [   ]     	        		AGAINST [   ]
	ABSTAIN [   ]

4. NOTWITHSTANDING ANY PROVISION OF THE FUND'S BYLAWS TO THE CONTRARY, AT ANY MEETING OF SHAREHOLDERS (1) ANY BENEFICIAL OR REGISTERED SHAREHOLDER OF THE FUND SHALL BE ENTITLED TO MAKE NOMINATIONS FOR THE BOARD OF DIRECTORS AND (2) THE SHAREHOLDERS MAY VOTE FOR AND ELECT AS DIRECTORS ANY PERSONS SO NOMINATED.

FOR [   ]     	        		AGAINST [   ]
	ABSTAIN [   ]

5. A RECOMMENDATION THAT STOCKHOLDERS OF THE FUND BE AFFORDED AN
OPPORTUNITY TO REALIZE NET ASSET VALUE FOR THEIR SHARES AS SOON
AS PRACTICABLE.
FOR [   ]     	        		AGAINST [   ]
	ABSTAIN [   ]

Please sign and date below. Subject to the board allowing your shares to be voted, they will be voted as directed or, if no direction is made, voted FOR the election of the nominees named above, FOR Proposals 2, 4 and 5 and will NOT BE VOTED on Proposal 3. The undersigned hereby acknowledges receipt of the proxy statement dated May 30, 2006 of Phillip Goldstein and revokes any proxy previously executed.



SIGNATURE(S)___________________________________  Dated: _______